EXHIBIT 23.1

PS&Co.

Padgett Stratemann & Co., LLP

Certified Public Accountants & Business Advisors

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-3 of Royale Energy, Inc. of our report dated March 26, 2009, relating to our audits of the financial statements incorporated by reference in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the captions “Experts” in such Prospectus.

/s/ Padgett, Stratemann & Co., L.L.P.

Certified Public Accountants

San Antonio, Texas

April 21, 2009

San Antonio - Austin

100 N.E. Loop 410, Suite 1100 • San Antonio, Texas •P 210.828.6281 • F 210.826.8606 • www.padgett-cpa.com

An Independently Owned Member of the McGladrey Network Worldwide Services through RSM International